Exhibit 23


                          INDEPENDENT AUDITOR'S CONSENT

We consent to the use in the registration statement of United Heritage Corporation on Form SB-2 Post-Effective Amendment No. 1 filed with the Securities and Exchange commission on October 26, 2004, of our report dated May 14, 2004, on our audits of the consolidated financial statements of United Heritage Corporation as of March 31, 2004 and 2003, and for each of the years then ended, which report is included in the Annual Report on Form 10-KSB of United Heritage Corporation for the year ended March 31, 2004. We also consent to the reference to our firm under the caption "Experts."

/s/ Weaver and Tidwell, L.L.P.

WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas
October 26, 2004